UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2010
Weatherford International Ltd.
(Exact name of registrant as specified in its charter)

Switzerland (State or other jurisdiction of incorporation)	001-34258 Commission File Number	98-0606750 (I.R.S. Employer Identification Number)

4-6 Rue Jean-François Bartholoni
1204 Geneva
Switzerland	Not Applicable
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: +41-22-816-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e)	Compensatory Arrangements of Certain Officers.
On September 14, 2010, we entered into a new employment agreement with Andrew P. Becnel, our Chief Financial Officer (the “Agreement”). The Agreement supersedes the employment agreement between Mr. Becnel and the Company that was effective as of December 31, 2009 (the “Prior Agreement”). As previously disclosed, due to changes in our executive compensation structure undertaken earlier this year, Mr. Becnel may have had “Good Reason” to terminate the Prior Agreement and collect severance benefits. The Agreement is in lieu of all such severance benefits.
The Agreement is for a fixed employment term ending March 31, 2013, and may be terminated at any time by either party for any reason or without reason. Under the terms of the Agreement, Mr. Becnel continues to receive an annual base salary, which may not be decreased, and is eligible for an annual bonus. Mr. Becnel is also entitled to participate in the Company’s incentive, savings, retirement and welfare plans and programs in which similarly situated executive officers of the Company participate.
As previously disclosed in our Current Report on Form 8-K dated April 9, 2010, the Company has prepared a new form of employment agreement, which the Company uses with other executive officers from time to time (the “2010 Employment Agreement”). The Agreement generally follows from the form of 2010 Employment Agreement, but is different in several material respects, including: (i) the fixed employment term instead of a three-year “evergreen” provision; (ii) deletion of various termination events and related payments (including deletion of certain benefits payable on termination) in the event of termination for “Good Reason,” termination for “Cause” or termination in circumstances surrounding a “Change of Control” (among others), in favor of the lump sum termination payment described below and (iii) inclusion in the Agreement of certain customary ex-patriot benefits to which Mr. Becnel is generally already entitled as a matter of company policy. The Agreement also provides that equity grants made prior to January 1, 2010 will become vested, exercisable and nonforfeitable on his termination of employment, as was generally the case in most circumstances under the Prior Agreement. Equity grants made on or after January 1, 2010 (including grants of performance shares) will be subject to the terms of the plan under which they were made; provided, that if Mr. Becnel’s employment is terminated without Cause or for Good Reason, equity grants made after such date will vest upon the occurrence of such events, but not if Mr. Becnel is terminated by the Company for Cause or he voluntarily terminates his employment without Good Reason. “Cause” and “Good Reason” are defined by reference to the definitions for those terms found in the form of 2010 Employment Agreement.
Under the terms of the Agreement, if the Company or Mr. Becnel terminates his employment for any reason (including as a result of his death or disability) or without reason, Mr. Becnel will be entitled to receive (i) any accrued base salary and vacation as of the date of termination plus (ii) a lump sum amount of $7,251,348, which is substantially equivalent to the amount that the Company would have been obligated to pay to Mr. Becnel had he terminated his employment for Good Reason under the Prior Agreement. In addition, following such termination of employment all dental and health benefits, as well as welfare benefits, will be maintained in place provided Mr. Becnel makes required contributions towards such benefits.
We are also required to pay legal fees and expenses incurred by Mr. Becnel in any disputes regarding the Agreement, so long as Mr. Becnel undertakes to reimburse the Company for such amounts paid if he is determined to have acted in bad faith in connection with the dispute.

This description of the Agreement is a summary and is qualified in its entirety by the terms of the Agreement, a copy of which is attached as Exhibit 10.1 and incorporated by reference into this Item 5.02.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits.
10.1	Employment Agreement, dated September 14, 2010, between Andrew P. Becnel and Weatherford International Ltd.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEATHERFORD INTERNATIONAL LTD.

By:	/s/ JOSEPH C. HENRY
Joseph C. Henry, Vice President
September 14, 2010

INDEX TO EXHIBITS

Exhibit
Number	Description
10.1	Employment Agreement, dated September 14, 2010, between Andrew P. Becnel and Weatherford International Ltd.